Exhibit 10.15

Marten Transport, Ltd.

2010 Non-Employee Director Compensation Summary

The Board of Directors of Marten Transport, Ltd. approved the following fee schedule for non-employee directors effective May 4, 2010:

Annual Board retainer	$22,500
Lead Director	5,000
Audit Committee chair	15,000
Compensation Committee chair	7,500
Nominating/Corporate Governance Committee chair	2,500

The company generally pays non-employee directors a fee of $1,000 for each Board meeting attended, $750 for each committee meeting attended, and reimburses them for out-of-pocket expenses of attending meetings.

Pursuant to the non-employee director option program adopted on March 1, 2006, which is similar to the program that was suspended in 2004, each non-employee director will also receive an automatic grant of an option to purchase 2,500 shares of common stock annually upon his re-election to the Board by the stockholders.  These options were issued at a per share exercise price equal to the fair market value of one share of common stock on May 4, 2010, and expire ten years from the grant date.